EXHIBIT 23.2

PLANTE & MORAN, PLLC

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Forms S-8 of Commercial Bancshares, Inc. of our report dated March 17, 2014 with respect to the consolidated financial statements of Commercial Bancshares, Inc. appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.

/s/ Plante & Moran, PLLC

Auburn Hills, Michigan
December 12, 2014